Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-15805, 333-45026, 333-62020, 333-106569, and 333-106570) of Aware, Inc. and its subsidiary of our report dated February 19, 2019, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Aware, Inc. and its subsidiary, appearing in this Annual Report on Form 10-K of Aware, Inc. for the year ending December 31, 2018.

/s/ RSM US LLP
Boston, Massachusetts
February 19, 2019